Exhibit 99.2

IPG Photonics Corporation Announces Pricing of Public Stock Offering

Oxford, MA. – March 1, 2012

IPG Photonics Corporation (Nasdaq Global Market: IPGP) (“IPG” or the “Company”) today announced the pricing of a public offering of 3,000,000 shares of its common stock, consisting of 2,800,000 shares to be sold by the Company and 200,000 shares to be sold by the Company’s chairman and chief executive officer, Dr. Valentin P. Gapontsev. The price per share in the public offering is $54.30, resulting in net proceeds to the Company, after underwriting discounts and commissions, and estimated transaction expenses, of $144.7 million. The Company will not receive any proceeds from the sale of shares in the offering by Dr. Gapontsev. The Company granted the underwriters a 30-day option to purchase up to an additional 450,000 shares of the Company’s common stock. It is expected that the offering will close on March 7, 2012, subject to customary closing conditions.

As previously announced, the Company expects that the proceeds of this offering will be used for general corporate purposes and to fund capital expenditures and working capital requirements. The Company may also use some of the net proceeds for acquisitions of complementary businesses and technologies, although no such acquisitions are currently pending.

BofA Merrill Lynch serves as sole bookrunning manager for this offering and Needham & Company and Stifel Nicolaus Weisel serve as co-managers.

An automatic shelf registration statement relating to the securities offered in this offering was filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2012. The offering of these securities is being made pursuant to a prospectus supplement to the prospectus contained in the shelf registration statement, which prospectus supplement will be filed with the SEC. The prospectus and prospectus supplement will be available at no charge on the SEC’s Web site at www.sec.gov. When available, copies of the prospectus and prospectus supplement also may be obtained from BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attention: Prospectus Department, or by emailing a request to dg.prospectus_requests@baml.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About IPG Photonics Corporation

IPG Photonics Corporation is the leading developer and manufacturer of a broad line of high-performance fiber lasers, fiber amplifiers and diode lasers that are used in numerous applications in diverse end markets. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.

Contact:
Tim Mammen	David Calusdian
Chief Financial Officer	Executive Vice President
IPG Photonics Corporation	Sharon Merrill
(508) 373-1100	(617) 542-5300